UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 3)*


                          Louisiana-Pacific Corporation
                                (Name of Issuer)


                           Common Stock, $1 par value
                         (Title of Class of Securities)


                                   546347 10 5
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

        X    Rule 13d-1 (b)
      -----

             Rule 13d-1 (c)
      -----

             Rule 13d-1 (d)
      -----

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                               Page 1 of 7 pages

CUSIP No. 546347 10 5                                          Page 2 of 7 pages

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

        Louisiana-Pacific Salaried 401(k) and Profit Sharing Plan
        93-6083226
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3     SEC USE ONLY



--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Oregon
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

        NUMBER OF                1,754,869
                         -------------------------------------------------------
        SHARES             6     SHARED VOTING POWER

        BENEFICIALLY             -0-
                         -------------------------------------------------------
        OWNED BY EACH      7     SOLE DISPOSITIVE POWER

        REPORTING                -0-
                         -------------------------------------------------------
        PERSON WITH        8     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,754,869 shares
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not applicable
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            1.66 percent
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

            EP
--------------------------------------------------------------------------------

CUSIP No. 546347 10 5                                          Page 3 of 7 pages


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

          Louisiana-Pacific Hourly 401(k) and Profit Sharing Plan
          93-0997550
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3     SEC USE ONLY



--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF                 2,603,815
                         -------------------------------------------------------
      SHARES               6     SHARED VOTING POWER

     BENEFICIALLY                -0-
                         -------------------------------------------------------
      OWNED BY EACH        7     SOLE DISPOSITIVE POWER

       REPORTING                 -0-
                         -------------------------------------------------------
      PERSON WITH          8     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,603,815 shares
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not applicable
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.46 percent
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

            EP
--------------------------------------------------------------------------------

CUSIP No. 546347 10 5                                          Page 4 of 7 pages

Item 1(a)   Name of Issuer:

            Louisiana-Pacific Corporation


Item 1(b)   Address of Issuer's Principal Executive Offices:

            805 S.W. Broadway, Suite 1200
            Portland, Oregon  97205

Item 2(a)   Name of Person Filing:

            Louisiana-Pacific Salaried 401(k) and Profit Sharing Plan ("Salaried 401(k) Plan") and Louisiana-Pacific Hourly 401(k) and Profit Sharing Plan ("Hourly 401(k) Plan")


Item 2(b)   Address of Principal Business Office or, if None, Residence:

            805 S.W. Broadway, Suite 1200
            Portland, Oregon  97205


Item 2(c)   Citizenship:

            The filing persons are trusts organized under the laws of the state of Oregon.


Item 2(d)   Title of Class of Securities:

            Common Stock, $1 Par Value


Item 2(e)   CUSIP Number:

            546347 10 5


Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (f) x An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (i) (F).


Item 4      Ownership

            The following information is as of December 31, 2003:

            (a) Amount Beneficially Owned:

                1,754,869 shares by the Salaried 401(k) Plan.
                2,603,815 shares by the Hourly 401(k) Plan.

CUSIP No. 546347 10 5                                          Page 5 of 7 pages

            (b) Percent of Class:

                The shares held by the Salaried 401(k) Plan represent 1.66 percent of the class.
                The shares held by the Hourly 401(k) Plan represent 2.46 percent of the class.

            (c) Number of shares as to which the Salaried 401(k) Plan has:

                (i)   Sole power to vote or to direct the vote: 1,754,869

                (ii)  Shared power to vote or to direct the vote: 0

                (iii) Sole power to dispose or to direct the disposition of: 0

                (iv)  Shared power to dispose or to direct the disposition of: 0

                Number of shares as to which the Hourly 401(k) Plan has:

                (i)   Sole power to vote or to direct the vote: 2,603,815

                (ii)  Shared power to vote or to direct the vote: 0

                (iii) Sole power to dispose or to direct the disposition of: 0

                (iv)  Shared power to dispose or to direct the disposition of: 0


Item 5      Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of five percent of the class of securities, check the following [X].


Item 6      Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

            Not applicable.


Item 8      Identification and Classification of Members of the Group:

            Not applicable.


Item 9      Notice of Dissolution of Group:

            Not applicable.

CUSIP No. 546347 10 5                                          Page 6 of 7 pages

Item 10     Certifications:

            By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete, and correct.

      The Louisiana-Pacific Salaried 401(k) and Profit Sharing Plan and the Louisiana-Pacific Hourly 401(k) and Profit Sharing Plan each hereby disclaims beneficial ownership of the securities held by it in a fiduciary capacity as set forth in this Schedule 13G.


                                                February 6, 2004
                                                    (Date)

                                    LOUISIANA-PACIFIC SALARIED
                                    401(k) AND PROFIT SHARING PLAN


                                    By: /s/ Russell S. Pattee
                                        ----------------------------------------
                                        Russell S. Pattee,
                                        Member, Plan Administrative Committee


                                    LOUISIANA-PACIFIC HOURLY
                                    401(k) AND PROFIT SHARING PLAN


                                    By: /s/ Russell S. Pattee
                                        ----------------------------------------
                                        Russell S. Pattee
                                        Member, Plan Administrative Committee



      ATTENTION: Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 USC 1001)